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Exhibit 10.1

PERSONAL & CONFIDENTIAL

March 11, 2003

Mark H.N. Corrigan, M.D.
151 Hardscrabble Road
Bernardsville, NJ 07924

Dear Mark:

I am very pleased to offer you the position of Executive Vice President, Research & Development, at Sepracor. In this position you will report to the CEO and be responsible for Product Development, including Preclinical and Clinical Development, CMC and Regulatory Affairs, as well as Experimental Medicine.

Initially, your first priority will be the successful regulatory approval of the Company's late-stage development candidates and the determination of a clinical strategy and priorities for the early clinical candidates which the Company has developed to date. This will include providing leadership and direction to the R&D Executive Team and the R&D employee population.

You will work closely together with the CEO and other members of the senior management group to craft a longer-term strategy for the R&D function which may also involve a fully integrated Discovery program.

I believe we have a unique opportunity to leverage our existing commercial success and late stage development portfolio into a more fundamental technology position over time, most likely through acquisition. Clearly the role we are discussing would provide a platform from which you would take the lead in both crafting and executing that strategy.

You will also play a key supporting role to the Investor Relations function as well as the Corporate Development function of the Company.

Your compensation for this role will be $375,000 per year, paid bi-weekly, and you will be eligible for an annual bonus of 45% of base pay. The bonus will be paid upon attainment of mutually acceptable goals which we can identify together within the first three months of your employment. This bonus will be 75% guaranteed for the first year and will be subsequently paid on a par basis against no more than 10 key objectives per year. Additionally, you will be eligible for a $100,000 sign-on bonus, upon your date of hire, which will be recoverable if you leave Sepracor within one year.

Upon acceptance of this offer and contingent upon the Board of Directors' approval, you will be granted an option to purchase (at a price equivalent to the share price at close of business on the day of the Board's approval) 425,000 shares of Sepracor Common Stock.

Of these, 350,000 shares will vest in equal 20% increments per year over five years; 50,000 shares will vest immediately upon marketing approval from the FDA for Estorra™ and 25,000 will vest upon your date of hire. A copy of Sepracor's stock option program is attached.

You will also be entitled to a severance package of one-year's salary in the event you are terminated without cause. Additionally, as a member of the Executive Team, you will be eligible for the Executive Retention Agreement. The terms provide for two-year's salary, bonus and benefits upon a change of control and termination without cause or resignation for good reason, within a two (2) year time period following a change of control.

The Company will reimburse you for all reasonable relocation expenses, up to a maximum of $120,000, including realty and closing costs on the sale and purchase of your current and new house, respectively, and for moving of household goods. Please see the attached Relocation Policy for more information.

A summary of Sepracor's standard benefits package is also included.

Mark, I am very excited about the prospect of working together. I believe you would be joining Sepracor at a pivotal transition point for the Company, and perhaps for you personally. We at Sepracor look forward to creating a very successful enterprise with your help, and having great fun in the process.

Please give me a call with any questions you may have and, hopefully, with your positive response.

Best regards,

/s/ TIMOTHY J. BARBERICH Timothy J. Barberich Chairman & Chief Executive Officer
TJB/zb enclosures cc: John Weiner, Fairway Consulting Group Regina DeTore, VP, Human Resources, Sepracor

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Exhibit 10.1